EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

California Steel Industries, Inc.:

We consent to the use of our report dated January 17, 2003, with respect to the consolidated balance sheet (as restated) of California Steel Industries, Inc. and subsidiary as of December 31, 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG, LLP

Costa Mesa, California

May 4, 2004